Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of our report dated March 27, 2009 on the audits of the financial statements and schedule of eMagin Corporation as of December 31, 2008 and 2007 and for each of the years in the three year period ended December 31, 2008.  In addition, we consent to the reference to our firm as “Experts” in the prospectus.

/s/ Eisner LLP

Eisner LLP

New York, New York

June 17, 2009